[LETTERHEAD]

Exhibit 5.8

May 8, 2006

AMC Entertainment Inc.
920 Main
Kansas City, Missouri 64105

  Re:
  AMC Entertainment Inc. (the "Company")
   Market Maker Prospectus on Form S-1

Ladies and Gentlemen:

        We have acted as special Missouri counsel to American Multi-Cinema, Inc., a Missouri corporation ("AMC"), in connection with the Company's Registration Statement and Prospectus on Form S-1 (the "Market Maker Prospectus") filed May 9, 2006 for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016 (the "2016 Notes"), (ii) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Rate Notes"), (iii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iv) $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the "2011 Notes"), (v) $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes") and (vi) $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "2014 Notes" and, together with the 2016 Notes, the Fixed Rate Notes, the Floating Rate Notes, the 2011 Notes and the 2012 Notes, the "Notes") and the guarantees of the Notes (the "Guarantees") by certain subsidiaries of the Company (the "Guarantors"), including AMC. Unless otherwise defined in this opinion letter, all capitalized terms used herein shall have the meanings assigned to them in the Indentures.

        In rendering the opinions contained in this opinion letter, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers of the Company and Guarantors, and questions of law, as we have deemed appropriate, including without limitation:

  A.
  The Market Maker Prospectus.

  B.
  Copy of the note indentures (the "Indentures") pursuant to which the Notes and related Guarantees were issued, to wit: (i) Indenture dated as of January 27, 1999 between the Company and The Bank of New York, as the initial trustee, pursuant to which the 2011 Notes were issued (as amended, supplemented or otherwise modified, the "2011 Indenture"); (ii) Indenture dated as of January 16, 2002 between the Company and HSBC Bank USA, as the initial trustee, pursuant to which the 2012 Notes were issued (as amended, supplemented or otherwise modified, the "2012 Indenture"); (iii) Indenture dated as of February 24, 2004 between the Company and HSBC Bank USA, as the initial trustee, pursuant to which the 2014 Notes were issued (as amended, supplemented or otherwise modified, the "2014 Indenture"); (iv) Indenture dated as of August 18, 2004 among the Company, the Guarantors and HSBC Bank, National Association, as the initial trustee, pursuant to which the Fixed Rate Notes were issued (as amended, supplemented or otherwise modified, the "Fixed Rate Note Indenture"); (v) Indenture dated as of August 18, 2004 among the Company, the Guarantors and HSBC Bank, National Association, as the initial trustee, pursuant to which the Floating Rate Notes were issued (as amended, supplemented or otherwise modified, the "Floating Rate Note Indenture"); and (vi) Indenture dated January 26, 2006 among the Company, the Guarantors and HSBC Bank, National Association, as the initial trustee, pursuant to which the Company has issued the 2016 Notes (as amended, supplemented or otherwise modified, the "2016 Indenture").

  C.
  The form of the Notes.

  D.
  Copies of the Articles of Incorporation and Bylaws of AMC, certified by its Secretary.

  E.
  Copies of resolutions adopted by AMC's Board of Directors approving the Market Maker Prospectus and ratifying the Guarantees given by AMC under the Indentures, certified by its Secretary.

  F.
  Certificate of the Missouri Secretary of State with respect to AMC's good standing in such jurisdiction. Our opinion as to the good standing of AMC is based solely upon such certificate.

  G.
  Copies of the Company's 2005 Annual Report to Shareholders and all other documents filed by the Company with the Securities and Exchange Commission since March 31, 2005 (the "SEC Documents").

        As to matters of fact, we have relied, to the extent we deem proper, upon the information provided in the Market Maker Prospectus and upon certificates of officers of the Company and the Guarantors, respectively.

        We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Missouri.

        We have assumed due authorization, execution and delivery of the Indentures, the Guarantees, the Notes and the other agreements and documents referred to in this opinion by, and the enforceability of the Indentures, the Guarantees, the Notes and such other agreements and documents against, all parties thereto other than AMC. We have also assumed the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us; the correctness of all statements of fact made in response to our inquiries by officers and other representatives of the Company and AMC and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by us; the authenticity of all documents submitted to us as originals; and the conformity to authentic original documents of all documents submitted to us as copies.

        Based upon, and subject to, the foregoing, we are of the opinion that:

  1.
  AMC is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. AMC has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, as described in the SEC Documents.

  2.
  AMC has the corporate power and authority and has taken all necessary corporate action to authorize it to execute, deliver and perform each Guarantee in accordance with the terms thereof. Each Guarantee has been duly executed and delivered by AMC.

  3.
  There is no provision of AMC's articles of incorporation or bylaws that would be violated by AMC's execution, delivery and performance of the Guarantees. Neither the execution, delivery and performance by AMC of the Guarantees, nor the consummation by AMC of the transactions contemplated thereby: (i) violates any Missouri law or regulation (including any applicable order or decree known to us of any Missouri governmental authority); or (ii) requires the consent or approval of, or any filing or registration with, any Missouri governmental authority.

        The numbered opinions set forth above are subject to the following qualifications:

  A.
  With respect to the Guarantees, our opinions are subject to the effect of any laws or principles regarding conveyance of property or interests therein or incurrence of obligations that operate as a fraud on creditors or without whatever consideration is deemed necessary thereunder.

  B.
  AMC is a Missouri corporation. Section 351.385(7) of the Missouri Revised Statutes provides that a Missouri corporation "… shall have power. … [t]o make contracts and guarantees. …" However, Article 11, Section 7, of the Missouri Constitution specifies that, "No corporation shall issue stock, or bonds or other obligations for the payment of money, except for money paid, labor done or property actually received. …" Section 351.160(1) of the Missouri Revised Statutes contains identical language. Neither the quoted provision of Article 11, Section 7, of the Missouri Constitution nor the identical language in Section 351.160(1) of the Missouri Revised Statutes has been judicially interpreted with respect to its effect on guarantees by Missouri corporations. Article 11, Section 7 of the Missouri Constitution and Section 351.160(1) may, therefore, impose restrictions upon the corporate power of AMC to enter into and perform its obligations under the Guarantees and the Existing Notes Guarantees.

        This opinion letter is being furnished to the Company for its use in connection with the Market Maker Prospectus. We consent to your filing this opinion as an exhibit to the registration statement containing the Market Maker Prospectus and to the reference to our firm contained under the heading "Legal Matters" in the Market Maker Prospectus.

        The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Very truly yours,
/s/ LATHROP & GAGE L.C.